Exhibit 99.2

Armored AutoGroup Parent, Inc.

Consolidated Financial Statements

March 31, 2015 and 2014

Armored AutoGroup Parent, Inc.

Consolidated Financial Statements

Armored AutoGroup Parent, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,550	$47,948
Restricted cash	3,677	3,676
Accounts receivable, net	116,873	69,845
Inventories	60,784	63,305
Other current assets	15,898	13,459

Total current assets	239,782	198,233

Property, plant and equipment, net	29,855	31,008
Goodwill	519,804	523,363
Intangible assets, net	466,610	481,689
Deferred financing costs, net	1,872	2,158
Other assets	99	99

Total assets	$1,258,022	$1,236,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,488	$16,279
Accrued expenses and other current liabilities	64,291	46,023
Current portion of long-term debt, less discount	3,000	3,000

Total current liabilities	97,779	65,302

Long-term debt, net of premium, discount and current portion	810,867	811,323
Other liabilities	4,271	4,161
Deferred income taxes	137,572	140,726

Total liabilities	1,050,489	1,021,512

Commitments and contingencies

Shareholders’ Equity:

Series A Preferred Stock ($0.01 par value, 150,000 shares authorized, 67,312 issued and outstanding at March 31, 2015 and December 31, 2014)	1	1
Common stock ($0.01 par value, 400,000,000 and 365,000,000 shares authorized, 288,384,891 shares issued and outstanding at March 31, 2015 and December 31, 2014)	2,884	2,884
Additional paid-in capital	352,693	352,693
Accumulated deficit	(122,987)	(123,440)
Accumulated other comprehensive loss	(25,058)	(17,100)

Total shareholders’ equity	207,533	215,038

Total liabilities and shareholders’ equity	$1,258,022	$1,236,550

The accompanying notes are an integral part of these condensed consolidated financial statements.

Armored AutoGroup Parent, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

(In thousands)

	Three months ended March 31,
	2015	2014
Net sales	$119,445	$86,268
Cost of products sold	68,120	45,109

Gross profit	51,325	41,159
Operating expenses:
Selling expenses	4,991	4,262
General and administrative expenses	9,696	11,905
Advertising costs	3,240	5,409
Research and development costs	733	620
Depreciation and amortization	12,334	9,672

Total operating expenses	30,994	31,868

Operating profit	20,331	9,291
Non-operating expenses:
Interest expense	19,317	13,181
Other expense (income), net	405	(333)

Income (loss) before income taxes	609	(3,557)
Provision (benefit) for income taxes	156	(876)

Net income (loss)	$453	($2,681)

Other comprehensive loss:
Foreign currency translation loss	(7,958)	(1,892)

Comprehensive loss	($7,505)	($4,573)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Armored AutoGroup Parent, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended March 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$453	$(2,681)
Adjustments:
Depreciation and amortization	15,126	12,456
Share based compensation	—	27
Deferred income taxes	(3,784)	(3,598)
Other charges	171	2
Cash effects of changes, net of acquisition effects in:
Accounts receivable	(47,094)	(18,550)
Inventories	2,520	(4,397)
Other current assets	(1,131)	(1,965)
Accounts payable and accrued liabilities	32,062	21,542
Other	(1,558)	102

Net cash provided by operating activities	(3,235)	2,938

Cash flows from investing activities:
Acquisition of IDQ Acquisition Corp, net of cash acquired	—	(40,234)
Capital expenditures	(1,050)	(342)
Proceeds from sale of fixed assets	15	—

Net cash used in investing activities	(1,035)	(40,576)

Cash flows from financing activities:
Principal payments on notes payable	(750)	(9,750)
Proceeds from issuance of preferred stock	—	62,000
Repurchase of common stock	—	(50)

Net cash provided by (used in) financing activities	(750)	52,200

Effect of exchange rate changes on cash	(378)	32

Net increase (decrease) in cash	(5,398)	14,594
Cash and cash equivalents, at beginning of period	47,948	26,038

Cash and cash equivalents, at end of period	$42,550	$40,632

Supplemental cash flow disclosures:
Cash paid for interest	$4,350	$4,726

Cash paid for income taxes	$4,179	$555

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1—The Company and Summary of Significant Accounting Policies

The Company

Armored AutoGroup Parent, Inc. (“Armored AutoGroup”, “AAG” or “the Company”) is a consumer products company consisting of industry leading and highly recognizable brands in the automotive aftermarket appearance products: Armor All®; performance chemicals categories, STP®; and, newly acquired products in the do-it-yourself (DIY) air conditioner recharge and retrofit kits and related products: A/C PRO, Arctic Freeze®, Sub Zero®, and Super Seal® Stop Leak.

On March 17, 2014, the Company and its wholly owned subsidiaries, Armored AutoGroup, Inc. and AAG IDQ Acquisition Corporation, acquired a 100% equity interest in IDQ Acquisition Corp. (“IDQ” or “IDQ Acq. Corp.”). IDQ is a leading manufacturer of do-it-yourself air conditioner recharge and retrofit kits and related products for the automotive aftermarket.

Armored AutoGroup delivers its products to distributors, resellers and end users (collectively the customers) through its direct operations in the United States, Canada, Mexico, Australia, China and the United Kingdom and distributor relationships in approximately 50 countries. The Armor All and STP brands offer multiple automotive appearance and performance chemicals that can be found in most of the major developed countries around the world. IDQ products are sold in over 25,000 retail stores principally in the United States under the brands A/C PRO, Arctic Freeze®, Sub Zero®, and Super Seal® Stop Leak.

In September 2010, Viking Acquisition Inc., an entity owned by affiliates of Avista Capital Holdings, L.P. (“Avista”), entered into an agreement to acquire the AutoCare Products Business, Armor All, STP and certain other brands from Clorox pursuant to the terms of a Purchase and Sale Agreement dated September 21, 2010 (the “Acquisition”). The Acquisition closed on November 5, 2010 and included employees in the United States and other countries dedicated to the Company, related product patent and developed technology and certain other assets, including the manufacturing facilities located in Painesville, Ohio and Wales, U.K. Viking Acquisition Inc. was subsequently renamed as Armored AutoGroup Inc. (“AAG Inc.”). The Company indirectly owns 91.3% of AAG Inc.’s issued and outstanding capital stock through its direct subsidiary and AAG Inc.’s direct parent, Armored AutoGroup Intermediate Inc. (“Intermediate”). The Company granted a 7.1% stake in the common equity of the Company to Kinderhook Industries on March 17, 2014, as a component of the consideration for the sale of its ownership interest in IDQ to the Company. In addition, members of IDQ’s management acquired an additional 1.6% common equity interest as a component of the consideration for the sale of their ownership interest in IDQ.

References to “Armored AutoGroup” or the “Company” herein, refer collectively to Armored AutoGroup Parent, Inc., as well as all of its consolidated subsidiaries, unless otherwise specified.

Basis of Presentation

The interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Company’s fiscal year end is December 31. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The Company’s appearance and air conditioner products sales are seasonal and can be impacted by weather. Sales are typically higher in the first half of the calendar year as the Company’s customers purchase inventory for the spring and summer seasons when weather is warmer than in the northern hemisphere in the fall and winter months. This pattern is largely reflective of our customers’ seasonal purchasing patterns, as well as the timing of our promotional activities. Weather can also influence consumer behavior, especially for appearance and air conditioner products. Both product lines sell best during warm and dry weather, and less if weather is cold and wet. For these reasons, among others, the Company’s results for any quarter are not necessarily indicative of future quarterly results and, accordingly, period-to-period comparisons should not be relied upon as an indication of future performance. The Company builds moderate levels of working capital and inventory in advance of and during the peak selling season. Working capital is also impacted by increases in accounts receivable, which increase significantly during the peak selling period and are typically lowest in the fourth quarter of the year.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Foreign Currency Translation

Local currencies are the functional currencies for substantially all of the Company’s foreign operations, with the exception of the Company’s United Kingdom (“U.K.”) operation, whose functional currency was the U.S. dollar, during 2014 and prior. Subsequently, in early 2015 the Company’s U.K. entity switched their functional currency from the U.S. dollar to the British Pound sterling. An entity’s functional currency is the currency of the primary economic environment in which the entity operates. Management determined in early 2015 that due to a change in the manner in which the U. K. entity operates, that a switch in the functional currency to the British Pound sterling from the U. S. dollar was necessary.

When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other expense, net in the consolidated statement of comprehensive loss. Assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the respective balance sheet reporting date. Income and expenses are translated at the average exchange rate during the period. Gains and losses on foreign currency translations are reported as a component of accumulated other comprehensive loss. Deferred taxes are not provided on cumulative translation adjustments as the Company expects earnings of its foreign subsidiary to be indefinitely reinvested.

Acquisitions

The Company accounts for acquired businesses using the purchase method of accounting. Under the purchase method, the Company’s consolidated financial statements include the operations of an acquired business from the date of acquisition. In addition, the assets acquired and liabilities assumed are recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.

Determining the fair value of certain assets and liabilities acquired is judgmental in nature and often involves the use of significant estimates and assumptions. The Company typically uses an income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants and include the amount and timing of future cash flows, the underlying product life cycles, the economic barriers to entry and the discount rate applied to the cash flows. Actual results may differ from our estimates.

Finite Lived Intangible Assets

Amortization of intangible assets with finite lives (patents, customer relationships and licensing arrangements) is recognized over estimated useful lives ranging from 5 to 16 years, which the Company believes reasonably represents the time period in which the economic benefits of the intangible assets are consumed or otherwise realized. The Company has experienced a negligible attrition rate in its customer base, and is not able to identify a reliable pattern of attrition and, as such, is utilizing the straight-line amortization method to amortize customer relationship intangible assets. Finite lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset may not be recoverable. There have been no instances of impairment identified.

Indefinite Lived Intangible Assets

The Company tests its trademarks and brand names with indefinite lives for impairment annually as of the first day of the fourth quarter, unless there are indications during an interim period that these assets are more likely than not to have become impaired. For trademarks and brand names with indefinite lives, impairment occurs when the carrying amount of an asset is greater than its estimated fair value. An impairment charge is recorded for the difference between the carrying amount and the fair value. The Company uses an income approach, the relief-from-royalty method, to estimate the fair value of its trademarks and trade names with indefinite lives. This method assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. The determination of the fair values of trademarks and brand name assets with indefinite lives requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and royalty rates applied to those cash flows to determine fair value. Changes in such estimates or the application of alternative assumptions could produce different results.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Goodwill

The Company tests its goodwill for impairment annually as of the first day of the fourth quarter unless there are indications during an interim period that these assets are more likely than not to have become impaired. The Company has four geographical reporting units under the AAG Inc. entity and one reporting unit under the IDQ entity. The first step of the goodwill impairment test is to compare the fair value of each reporting unit to its carrying amount to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss.

The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination at the date of the evaluation and the fair value was the purchase price paid to acquire the reporting unit.

The Company estimates the fair value of reporting units using a weighting of fair values derived from an income approach and a market approach. Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test is inherently subjective in nature and often involves the use of significant estimates and assumptions based on known facts and circumstances at the time the Company performs the valuation. The use of different assumptions, inputs and judgments or changes in circumstances could materially affect the results of the valuation and could have a significant impact on whether or not an impairment charge is recognized and the magnitude of any such charge.

Income approach—To determine fair value, the Company uses a DCF approach for each of the reporting units. Under this approach, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF are consistent with the Company’s long-range forecasts, and give consideration to historic and projected long-term business trends and strategies. The other key estimates and factors used in the DCF include, but are not limited to, discount rates, future sales volumes, revenue and expense growth rates, changes in working capital, capital expenditure forecasts, foreign exchange rates, currency devaluation, inflation, and a perpetuity growth rate.

Market approach—The Company uses the guideline public company method to select reasonably similar/guideline publicly traded companies for each of the Company’s reporting units. Using the guideline public company method, the Company calculates earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples for each of the public companies using both historical and forecasted EBITDA figures. By applying these multiples to the appropriate historical and forecasted EBITDA figures for each reporting unit, fair value estimates are calculated.

During the three months ended March 31, 2015, goodwill decreased by $3.6 million due to currency translation.

Revenue Recognition

Sales are recognized when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed and determinable, and collection is reasonably assured. Revenue includes shipping and handling costs, which generally are included in the list price to the customer. Taxes collected from customers and remitted to governmental authorities are not included in sales. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized.

The Company routinely commits to on-going and one-time trade promotion programs with customers, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons offered through various programs to customers and consumers. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the accrued expenses and other liabilities line item in the consolidated balance sheets and are recorded as a reduction of sales in the consolidated statements of comprehensive loss.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Amounts received by the Company from the licensing of certain trademarks are recorded as deferred revenue on the Consolidated Balance Sheets and are recognized in net sales on a straight-line basis over the term of the licensing agreement when the underlying royalties are earned.

Cost of Products Sold

Cost of products sold is primarily comprised of direct materials and supplies consumed in the manufacturing of product, as well as manufacturing labor, depreciation expense, direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product, contract manufacturing costs, and provisions for inventory losses (including losses relating to excess and obsolete inventory). Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity, as well as costs associated with developing and designing new packaging.

Income Taxes

The Company uses the asset and liability method to account for income taxes. For purposes of the unaudited interim condensed consolidated financial statements, the Company calculates tax with reference to the anticipated effective tax rate for the annual financial period. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to the differences between the financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion or all of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by accounting guidance on the accounting for uncertainty in income taxes. Amounts for uncertain tax positions are adjusted when new information becomes available or when positions are effectively settled.

As of March 31, 2015 and December 31, 2014, the Company has $5.0 million of goodwill, which is expected to be deductible for tax purposes.

Reclassifications

Certain reclassifications have been made to conform the prior period data to the current presentation. These reclassifications had no effect on reported net loss or comprehensive loss.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU No. 2015-03—Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability to which they relate, consistent with debt discounts, as opposed to being presented as assets. The ASU is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2015 and requires retrospective application. The adoption of this update on January 1, 2016 is not expected to have a material impact on our consolidated financial statements. As of March 31, 2015 and December 31, 2014, the unamortized deferred financing costs recorded on the Company’s balance sheets were $3.2 million and $3.6 million, respectively.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 10): Amendments to the Consolidation Analysis” (“ASU 2015-02”). The ASU provides guidance on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. In accordance with ASU 2015-02, all legal entities are subject to reevaluation under the revised consolidation model. ASU 2015-02 will be effective for the Company in its first quarter of fiscal 2016. The Company is currently evaluating the impact of the pending adoption of the ASU on its consolidated financial statements.

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In August 2014, the FASB issued ASU No. 2014-15—Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The ASU requires management to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued and, if so, to disclose that fact. The ASU requires management to make this evaluation for both the annual and interim reporting periods, if applicable. Management is also required to evaluate and disclose whether its plans alleviate that doubt. The ASU is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and International Financial Reporting Standards (“IFRS”) that removes inconsistencies and weaknesses in revenue requirements, provides a more robust framework for addressing revenue issues, improves comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets, provides more useful information to users of the financial statements through improved disclosure requirements and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. For nonpublic entities, ASU No. 2014-09 is effective for the annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. A nonpublic entity may elect to apply this guidance earlier as follows: (1) an annual reporting period beginning after December 15, 2016, including interim periods within that reporting period, (2) an annual reporting period beginning after December 15, 2016, and interim periods within annual periods beginning after December 15, 2017 (3) an annual reporting period beginning after December 15, 2017, including interim periods within that reporting period. The Company is assessing the impact of the adoption of the ASU on its financial statements, disclosure requirements and methods of adoption.

On April 1, 2015, the FASB proposed a one-year deferral of the effective date for its new revenue standard for public and nonpublic entities reporting under U.S. GAAP. Under the proposal, the standard would be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. Nonpublic entities would be required to adopt the new standard for annual reporting periods beginning after December 15, 2018, and interim periods within annual reporting periods beginning after December 15, 2019.

The proposal also would permit both public and nonpublic entities to adopt the standard as early as the original public entity effective date (i.e., annual reporting periods beginning after December 15, 2016 and interim periods therein). Early adoption prior to that date would not be permitted. The FASB has issued an exposure draft on the proposal and expects to seek public comment with a 30-day comment period.

Note 2—Acquisition of IDQ Acquisition Corp. and Related-Party Transactions

On March 17, 2014, the Company, in conjunction with its wholly owned subsidiaries, AAG Inc., and AAG IDQ Acquisition Corporation, the Company’s direct wholly-owned subsidiary (“AcquisitionCo”) collectively acquired 100% of the common stock of IDQ Acquisition Corp., pursuant to a Stock Purchase Agreement, dated as of March 17, 2014 (the “AAG Purchase Agreement”), by and among the Company, AAG Inc., AcquisitionCo, IDQ Acq. Corp., the then existing stockholders of IDQ Acq. Corp., and a Contribution Agreement, dated March 17, 2014 (the “Contribution Agreement”), by and among the Company and the then existing stockholders of IDQ Acq. Corp. (“the March 17 Acquisition”) for an aggregate purchase price of $97.1 million. The acquisition did not result in the Company or any of its subsidiaries becoming an obligor of IDQ’s debt instruments and IDQ did not become an obligor of the Company or any of the Company’s other subsidiaries’ debt instruments.

The acquisition of IDQ expands the Company’s consumer product portfolio in the automotive aftermarket industry, as it is a leading manufacturer of do-it-yourself air conditioner recharge and retrofit kits and related products which are sold in over 25,000 retail stores principally in the United States. In accordance with ASC Topic 805, Business Combinations, the change in control was accounted for under the acquisition method of accounting by the Company. As such, the assets and liabilities of IDQ were recorded at their estimated fair value on March 17, 2014.

Pursuant to the AAG Purchase Agreement, immediately prior to the execution of said Agreement, the existing stockholders of IDQ Acq. Corp., pursuant to the Contribution Agreement noted above, collectively contributed 186,541 of their common stock in IDQ to the Company in exchange for common and preferred shares in AAG Parent representing a total estimated fair value of $28.4 million. The remaining 458,177 issued and outstanding shares of common stock of IDQ were

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

purchased from the existing stockholders for a total $70.0 million. In addition, at the time of the close, IDQ paid $1.3 million in third party professional fees and expenses that were incurred by AAG Inc. in connection with the acquisition, which was recorded as a reduction of the total consideration exchanged.

IDQ obtained consents for the change in control from its creditors through amendments to the indentures governing the IDQ Holdings $220 million Notes and the IDQ Acq. Corp. $45 million Notes, and an amendment to the IDQ Holdings’ Revolving Credit Facility, in consideration of payments of $0.6 million, $0.7 million and $0.1 million, respectively (See Note 4). In addition, the creditors consented to the payments of acquisition related transaction costs, such as advisory, legal and other professional fees, of up to $8.0 million, of which $5.6 million was expensed and included in general and administrative expenses in the accompanying statements of comprehensive loss for the year ended December 31, 2014.

During the fourth quarter of 2014, the Company finalized its valuation of the acquisition date fair values of the consideration transferred, and the assets acquired and liabilities assumed. Based on that assessment, management determined that the acquisition resulted in goodwill of $166.6 million, which is attributable to expected synergies and other benefits that will result from combining certain operations of IDQ and AAG Inc.

In conjunction with the original Acquisition, the Company entered into a Transition Services Agreement (“TSA”) with Clorox whereby Clorox would provide certain services, equipment and office space to the Company. Additionally under the TSA, the Company provided certain services to Clorox. Related party transactions and activities involving Clorox are not always consummated on terms equivalent to those that would prevail in an arm’s-length transaction where conditions of competitive, free-market dealings may exist. On November 1, 2011, the Company completed the transition of its North American and export operations from Clorox provisioning to standalone operations. The Company completed the transition of certain international operations from Clorox in the second quarter of 2012 and terminated the remaining service components of the TSA.

Avista

Avista owns approximately 91.3% of the Company. As a result, Avista has the power to elect our board of directors and has the ability to exercise significant influence or control over the Company’s operations.

The Company has entered into a monitoring agreement with Avista and affiliates of Avista whereby Avista provides services for a fixed fee of $1.0 million annually to the Company. Selling, general and administrative expenses, including out of pocket expenses related to this monitoring agreement were (in thousands):

	Three months ended
	March 31, 2015	March 31, 2014
Avista monitoring agreement fees	$383	$250

In connection with the Original Acquisition and the issuance of its long-term debt, the Company paid $4.1 million to Avista and affiliates of Avista for consulting expenses and recorded these as deferred financing costs which are amortized over the term of the debt using the effective interest method. Related amortization expense was (in thousands):

	Three months ended
	March 31, 2015	March 31, 2014
Amortization of Avista consulting expenses	$148	$150

Consulting Agreements

Michael Klein, who serves as the Company’s Chief Executive Officer, is the sole member of Las Colinas Investments, LLC, which is entitled to receive $125,280 per annum from IDQ Operating, Inc., a subsidiary of IDQ Acq. Corp., pursuant to, and subject to the terms and conditions of, the Consulting Agreement, dated as of January 28, 2013, as amended, subject to an aggregate cap of $360,000 following April 1, 2014. Gerard Rooney, who serves as the Company’s Executive Vice President of Operations, is the sole member of Windy Hill Investments LLC, which is entitled to receive $83,250 per annum from IDQ Operating, Inc. pursuant to, and subject to the terms and conditions of, the Consulting

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Agreement, dated as of January 28, 2013, as amended, subject to an aggregate cap of $240,000 following April 1, 2014. Under the terms of the Board Service and Consulting Agreements, dated as of June 1, 2014 and March 17, 2014, respectively, Ms. Kranc and Mr. Yurko are each entitled to receive $50,000 per annum from the Company for their board service and consulting services. In consideration for services rendered in connection with the IDQ investment, Mr. Yurko received a transaction fee equal to $250,000 per the terms of the consulting agreement. In June 2014, Ms. Kranc was granted 100,000 stock options, per the terms of her consulting agreement.

Kinderhook Industries

Under the terms of the IDQ Acquisition, Kinderhook Industries, which formerly owned 88% of IDQ Acq. Corp., received a 7.1% stake in the common equity of the Company, as a component of the consideration for the sale of its ownership interest in IDQ Acq. Corp. Kinderhook had a monitoring agreement whereby Kinderhook provides services for a fixed fee of $1.7 million annually to IDQ Acq. Corp. The agreement was amended in March 2014 to cap future payments to Kinderhook at a total of $5.0 million. Selling, general and administrative expenses, including out of pocket expenses related to this monitoring agreement were $0.3 million during the quarter ended March 31, 2015.

Directors and Officers

In connection with the Acquisition and issuance of the AAG’s long-term debt, the Company incurred costs of $1.8 million for consulting expenses from individuals that later became directors and officers of the Company. Of this amount, $0.4 million was paid to certain directors and officers of the Company and $1.4 million was reinvested in the Company through the purchase of common stock. Of these consulting expenses, $1.3 million was recorded in 2010 with the remaining $0.5 million deferred and amortized over the term of the respective debt using the effective interest method. Related amortization expense was (in thousands):

	Three months ended
	March 31, 2015	March 31, 2015
Amortization of directors’ and officers’ consulting expenses	$17	$17

The Company engaged Charles McIlvaine, a former Director of the Company, to provide services associated with corporate development and other strategic initiatives on a consulting basis.

Note 3—Inventories

Inventories consisted of the following (in thousands):

	March 31, 2015	December 31, 2014
Finished goods	$41,807	$43,600
Work in process	1,099	1,750
Raw materials and packaging	20,146	20,271
Allowances for obsolescence	(2,268)	(2,316)

	$60,784	$63,305

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 4—Fair Value Measurement of Assets and Liabilities

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value which is intended to increase consistency and comparability and related disclosures. An asset or liability’s classification is based on the lowest level of input that is significant to the fair value measurement and is disclosed in one of the following three categories:

Level 1—Quoted market prices in active markets for identical assets or liabilities.

Level 2—Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3—Unobservable inputs reflecting the reporting entity’s own assumptions.

The Company’s financial instruments consist of cash, trade accounts receivable, trade accounts payable and long-term debt. Due to their short-term maturity, the carrying amounts of cash, trade accounts receivable and trade accounts payable approximate their fair market values. The carrying and fair values of the Company’s long-term debt were as follows (in thousands):

	March 31, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
AAG Term Loan	$275,273	$278,250	$275,611	$278,303
AAG Senior Notes- 9.75%, due 2018	$269,191	$279,125	$268,858	$273,625
IDQ Holdings- Senior Secured Notes- 11.5%, due 2017	$223,052	$224,400	$223,390	$224,400
IDQ Acq. Corp.- Senior Secured Notes- 14.0%, due 2017	$46,351	$46,800	$46,464	$46,800

The fair value of the Term Loan and Senior Notes was determined using broker quotes (Level 2). The broker quotes are determined on an analysis of discounted cash flows together with applicable forward LIBOR rates.

Note 5—Litigation and Other Legal Matters

The Company is subject to various lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters will not have a material adverse effect, individually or in the aggregate, on the Company’s financial position or results of operations.

In connection with the Acquisition, Clorox retained liability associated with a potential contract claim and the Company has agreed to indemnify and reimburse Clorox for 50% of the first $5.0 million in costs related to the contract claim. As of March 31, 2015 and December 31, 2014, the Company has accrued a $2.5 million long-term liability related to this contingency, which is included in other liabilities on the consolidated balance sheets.

Note 6—Income Taxes

The company’s effective tax rate was as follows:

	Three months ended
	March 31, 2015	March 31, 2014
Effective tax rate	25.6%	24.6%

Armored AutoGroup Parent, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company’s effective rate for 2015 differs from the statutory rate primarily due to differences in the foreign tax rates when compared to the statutory rate, changes in valuation allowances relating to certain foreign jurisdictions and uncertain tax positions. Other items impacting the Company’s effective benefit rate relate primarily to deductible interest expense in the U.K., and adjustments resulting from the filing of the income tax returns.

Note 7—Subsequent Events

On April 28, 2015, AAG Parent entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spectrum Brands Holdings, Inc. (“Spectrum Brands Holdings”), Ignite Merger Sub, Inc. (“Ignite”), a direct wholly owned subsidiary of Spectrum Brands, Inc., and Avista Capital Partners II GP, LLC, as representative of the stockholders and the optionholders of AAG Parent. Pursuant to the Merger Agreement, on May 20, 2015,Ignite merged with and into AAG Parent and with AAG Parent surviving the merger as a wholly owned subsidiary of Spectrum Brands Holdings, Inc. The merger consideration was approximately $1.4 billion in cash and assumed debt (subject to customary adjustments for cash, debt and net working capital), as well as approximately $56 million of transaction costs. Further, each share of common stock of AAG Parent issued and outstanding immediately prior to the effective time of the Merger was cancelled and converted automatically into the right to receive $1.7696 in cash.

In connection with the closing of the Merger and immediately prior to the effective time of the Merger, each outstanding, unexpired and unexercised option to purchase shares of AAG Parent common stock (each, a “AAG Option”), that was granted under any equity incentive plan of AAG, including the 2010 Equity Incentive Plan (the “2010 Equity Plan”), whether or not then exercisable or vested, was accelerated, vested and cancelled and converted into the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the total number of shares of AAG Parent common stock subject to such AAG Option as of immediately prior to the effective time of the Merger and (B) the excess, if any, of the Per Share Cash Merger Consideration over the exercise price per share (the “Option Price”) of such AAG Option (the “Option Payment”).

In connection with the closing of the Merger and immediately prior to the effective time of the Merger, each issued and outstanding share of AAG Parent Series A preferred stock, was cancelled and converted automatically into the right to receive; (i) $1,000.00 liquidation value for each preferred share issued and outstanding and (ii) $254.58 in accrued and unpaid dividends for each preferred share issued and outstanding at May 20, 2015.

Effect of Merger on Debt

Credit Agreement

At the closing of the Merger, AAG’s credit agreement was terminated, and paid in full and the balance due of approximately $282 million was paid in full.

Change of Control Tender Offer

In June 2015, Spectrum redeemed any and all of the outstanding series of the: (i) $275 million of Armored AutoGroup, Inc. 9.25% Senior Notes due November 1, 2018; (ii) the $220 million of IDQ Holdings, Inc. 11.50% Senior Secured Notes due April 1, 2017; and (iii) the $45 million of 14.00% Senior Secured Notes due October 1, 2017. The redemptions were completed in June 2015 and required Spectrum to pay: (i) $1,046.25 per $1,000 principal amount of the Armored AutoGroup, Inc. 9.25% Senior Notes, plus accrued and unpaid interest; (ii) $1,047.50 per $1,000 principal amount of the IDQ Holdings, Inc. 11.50% Senior Secured Notes, plus accrued and unpaid interest; (iii) $1,070.00 per $1,000 principal amount of the IDQ Holdings, Inc. 14.00% Senior Secured Notes, plus accrued and unpaid interest. On June 15, 2015, a payment of $290.8 million, based on a principal amount of $275 million of notes and $12.7 million of accrued interest was paid. On June 22, 2015, a payment of $287.9 million, based on a principal amount of $265 million of notes and $7.1 million of accrued interest was paid.